EXHIBIT 99.01

FOR IMMEDIATE RELEASE
Contacts:
Media: Jim Mazzola	Investors: Bob Reflogal
(614) 757-3690	(614) 757-7542
jim.mazzola@cardinalhealth.com	bob.reflogal@cardinalhealth.com

     CARDINAL HEALTH NAMES CEO R. KERRY CLARK AS CHAIRMAN;
COMPANY FOUNDER ROBERT D. WALTER TO RETIRE AFTER 36 YEARS

DUBLIN, Ohio, Sept. 24, 2007 — Cardinal Health, a global provider of products and services that improve the safety and productivity of health care, today announced President and Chief Executive Officer (CEO) R. Kerry Clark will become chairman and CEO, effective Nov. 8 following the company’s 2007 annual shareholder meeting. Clark, 55, succeeds Cardinal Health founder Robert D. Walter, 62, who plans to retire at the end of the company’s 2008 fiscal year.

Since joining Cardinal Health in April 2006, Clark has continued the company’s focus on serving health-care providers, divested businesses that fell outside this focus, acquired several companies to complement and grow core businesses and implemented organizational changes to improve operational performance.

Walter will serve as executive director until June 30, 2008, after which will he retire from the company but remain on the board.

“The time is right for Kerry to become chairman,” Walter said. “Our transition has gone extremely well and the company is thriving under Kerry’s leadership. I’m as confident as ever about Cardinal Health and its future.”

John B. McCoy, presiding director of the board, said “Bob has worked closely with the board for many years to plan for his succession. We are grateful for his many years of service to Cardinal Health shareholders and are pleased with the direction Kerry is leading the company. Kerry is building on a strong foundation to create long-term value for Cardinal Health customers, employees and shareholders.”

The chairmanship transition marks another milestone in Walter’s distinguished career. As the longest-tenured chairman of a company the size of Cardinal Health, Walter grew the business from a small, regional food distributor to a diversified provider of health-care products and services and

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Cardinal Health Names CEO R. Kerry Clark Chairman

one of the largest companies in the world. An investment of $10,000 in Cardinal Health stock at the time of its public offering in 1983 would be worth $8.2 million in 2007, an appreciation of more than 80,000 percent.

About Cardinal Health
Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $87 billion, global company serving the health-care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined® data mining services and the CareFusion™ patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500 and No. 1 in its sector on Fortune's ranking of Most Admired firms, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at cardinalhealth.com.

Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: competitive pressures in its various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; uncertainties relating to the timing of generic introductions and the frequency or rate of pharmaceutical price appreciation; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings; uncertainties related to finalizing the pending settlement of the class-action securities litigation, including obtaining court approval of the settlement; successful integration of Cardinal Health and VIASYS Healthcare and the ability to achieve synergies from the acquisition; and general economic and market conditions. This news release reflects management's views as of September 24, 2007. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.